SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   SCHEDULE TO
                                 AMENDMENT NO. 1
                                  (Rule 13e-4)
            Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934

                            COMVERSE TECHNOLOGY, INC.
         (Name of Subject Company (Issuer) and Filing Person (Offeror))
           Options to Purchase Common Stock, Par Value $0.10 Per Share
                         (Title of Class of Securities)

                                    20586240
                      (CUSIP Number of Class of Securities)

                            170 Crossways Park Drive
                            Woodbury, New York 11797
                                 (516) 677-7200
           (Name, Address, and Telephone Numbers of Person Authorized
       to Receive Notices and Communications on Behalf of Filing Persons)

                                    Copy to:

       William F. Sorin, Esq.                       Jeffrey Nadler, Esq.
    General Counsel and Secretary                Weil, Gotshal & Manges LLP
      Comverse Technology, Inc.                       767 Fifth Avenue
      170 Crossways Park Drive                    New York, New York 10153
      Woodbury, New York 11797                         (212) 310-8000
           (516) 677-7200

================================================================================
      Transaction valuation*                        Amount of Filing Fee
--------------------------------------------------------------------------------
           $96,776,507                                    $19,356
================================================================================
* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 23,731,947 shares of common stock of Comverse Technology, Inc. having an aggregate value of $96,776,507 as of May 21, 2002 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

[X] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement, or the Form or Schedule and the date of its filing.

      Amount Previously Paid: $19,356   Filing Party: Comverse Technology, Inc.
                              -------                 -------------------------
     Form or Registration No.: 5-39315          Date Filed: May 22, 2001
                               -------                      ------------

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

         Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ]      third-party tender offer subject to Rule 14d-1.
[X]      issuer tender offer subject to Rule 13e-4.
[ ]      going-private transaction subject to Rule 13e-3.
[ ]      amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

INTRODUCTORY STATEMENT

         This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO filed by Comverse Technology, Inc. (the "Company") with the Securities and Exchange Commission on May 22, 2002 (the "Schedule TO"), relating to an offer by the Company to exchange certain options to purchase shares of the Company's common stock, par value $0.10 per share ("Common Stock"), on the terms and subject to the conditions described in the Offer to Exchange Options to Purchase Common Stock, dated May 22, 2002 (the "Offer to Exchange"), filed as Exhibit (a)(i) to the Schedule TO, and the related attachments thereto.

         This Amendment No. 1 amends and supplements the Schedule TO, the Offer to Exchange and the Form of Election Confirmation (Exhibit (a)(vii) to the Schedule TO) in order to:

         1. amend and restate the Offer to Exchange to revise Section 7 ("Conditions to the Offer"), Section 17 ("Additional Information") and Section 18 ("Forward Looking Statements; Miscellaneous"), as set forth in Exhibit (a)(i) to this Amendment No. 1;

         2. amended and restate the Form of Election Confirmation as set forth in Exhibit (a)(vii) to this Amendment No. 1;


         3. file as Exhibit (a)(viii) to the Schedule TO the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2002, filed with the Commission on April 30, 2002;

         4. file as Exhibit (a)(ix) to the Schedule TO the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2002, filed with the Commission on June 12, 2002;

         5. file as Exhibit (a)(x) to the Schedule TO the e-mail communication to the Company's employees, dated June 12, 2002; and

         6. file as Exhibit (a)(xi) to the Schedule TO the press release of the Company, dated May 22, 2002 (incorporated by reference to the Company's Current Report on Form 8-K, filed with the Commission on May 22, 2002).

ITEM 10. FINANCIAL STATEMENTS.

         (a) The information set forth (i) in the Offer to Exchange under
Section 17 ("Additional Information"), (ii) on pages F-1 through F-28 of the Company's Annual Report on Form 10-K for its fiscal year ended January 31, 2002, attached hereto as Exhibit (a)(ix), and (iii) on pages 3 through 11 of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2002, attached hereto as Exhibit (a)(x), is incorporated herein by reference. The book value per share of Common Stock as of January 31, 2002 was $8.68.

ITEM 12. EXHIBITS.

         (a)(i) Offer to Exchange, dated May 22, 2002, as amended on June 12, 2002.

         (a)(ii) E-mail communication to Comverse Technology, Inc. employees, dated May 22, 2002.*

         (a)(iii) Materials used in PowerPoint Presentation to Comverse Technology, Inc. employees.*

         (a)(iv)      Website Login Page.*

         (a)(v)       Election Form.*

         (a)(vi)      Form of Receipt of Election.*

         (a)(vii)     Form of Election Confirmation.

         (a)(viii) Comverse Technology, Inc. Annual Report on Form 10-K for the fiscal year ended January 31, 2002, filed with the Securities and Exchange Commission on April 30, 2002.

         (a)(ix) Comverse Technology, Inc. Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2002, filed with the Securities and Exchange Commission on June 12, 2002.

         (a)(x) E-mail communication to Comverse Technology, Inc. employees, dated June 12, 2002.

         (a)(xi) Press Release, dated May 22, 2002 (incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 22, 2002).

         (b)          Not applicable.

         (d)(i) Comverse Technology, Inc. 1987 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1987).

         (d)(ii) Comverse Technology, Inc. 1994 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1994).

         (d)(iii) Comverse Technology, Inc. 1995 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1995).

         (d)(iv) Comverse Technology, Inc. 1996 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1996).

         (d)(v) Comverse Technology, Inc. 1997 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held January 13, 1998).

         (d)(vi) Comverse Technology, Inc. 1999 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held October 8, 1999).

         (d)(vii) Comverse Technology, Inc. 2000 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held September 15, 2000).

         (d)(viii) Comverse Technology, Inc. 2001 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held June 15, 2001).

         (d)(ix) Amarex Technology, Inc. 1996 Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on April 28, 1999).

         (d)(x) Boston Technology, Inc. 1989 Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 16, 1998).

         (d)(xi) Boston Technology, Inc. 1994 Stock Incentive Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 16, 1998).

         (d)(xii) Boston Technology, Inc. 1996 Amended and Restated Stock Incentive Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 16, 1998).

         (d)(xiii) Exalink Ltd. Israeli Employee Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 26, 2000).

         (d)(xiv) Exalink Ltd. 2000 U.S. Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 26,
                      2000).

         (d)(xv) Gaya Software Industries Ltd. Share Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 26, 2000).

         (d)(xvi) InTouch Systems, Inc. Second Amended and Restated 1996 Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 19, 1999).

         (d)(xvii) Loronix Information Systems, Inc. 1992 Stock Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 11, 2000).

         (d)(xviii) Loronix Information Systems, Inc 1995 Director Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 11, 2000).

         (d)(xix) Loronix Information Systems, Inc. 1999 Nonstatutory Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 11, 2000).

         (d)(xx)      Form of Stock Option Agreement.*

         (g)          None.

         (h)          None.

ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.

         Not applicable.




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* Previously filed.

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 to Schedule TO is true, complete and correct.

                                    COMVERSE TECHNOLOGY, INC.


                                    By:   /s/ William F. Sorin
                                       ------------------------------------
                                       Name:  William F. Sorin
                                       Title: General Counsel and Secretary
June 12, 2002

                                  EXHIBIT INDEX

Exhibit
Number          Description
------          -----------

(a)(i)          Offer to Exchange, dated May 22, 2002, as amended on June
                12, 2002.

(a)(ii) E-mail communication to Comverse Technology, Inc. employees, dated May 22, 2002.*

(a)(iii) Materials used in PowerPoint Presentation to Comverse Technology, Inc. employees.*

(a)(iv)         Website Login Page.*

(a)(v)          Election Form.*

(a)(vi)         Form of Receipt of Election.*

(a)(vii)        Form of Election Confirmation.

(a)(viii) Comverse Technology, Inc. Annual Report on Form 10-K for the fiscal year ended January 31, 2002, filed with the Securities and Exchange Commission on April 30, 2002.

(a)(ix) Comverse Technology, Inc. Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2002, filed with the Securities and Exchange Commission on June 12, 2002.

(a)(x) E-mail communication to Comverse Technology, Inc. employees, dated June 12, 2002.

(a)(xi) Press Release, dated May 22, 2002 (incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 22, 2002).

(b)             Not applicable.

(d)(i) Comverse Technology, Inc. 1987 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1987).

(d)(ii) Comverse Technology, Inc. 1994 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1994).

(d)(iii) Comverse Technology, Inc. 1995 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1995).

(d)(iv) Comverse Technology, Inc. 1996 Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1996).

(d)(v) Comverse Technology, Inc. 1997 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held January 13, 1998).

(d)(vi) Comverse Technology, Inc. 1999 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held October 8, 1999).

(d)(vii) Comverse Technology, Inc. 2000 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held September 15, 2000).

(d)(viii) Comverse Technology, Inc. 2001 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for our Annual Meeting of Stockholders held June 15, 2001).

(d)(ix) Amarex Technology, Inc. 1996 Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on April 28, 1999).

(d)(x) Boston Technology, Inc. 1989 Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 16, 1998).

(d)(xi) Boston Technology, Inc. 1994 Stock Incentive Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 16,
                1998).

(d)(xii) Boston Technology, Inc. 1996 Amended and Restated Stock Incentive Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 16, 1998).

(d)(xiii) Exalink Ltd. Israeli Employee Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 26, 2000).

(d)(xiv) Exalink Ltd. 2000 U.S. Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 26, 2000).

(d)(xv) Gaya Software Industries Ltd. Share Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 26, 2000).

(d)(xvi) InTouch Systems, Inc. Second Amended and Restated 1996 Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 19, 1999).

(d)(xvii) Loronix Information Systems, Inc. 1992 Stock Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 11, 2000).

(d)(xviii) Loronix Information Systems, Inc 1995 Director Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 11, 2000).

(d)(xix) Loronix Information Systems, Inc. 1999 Nonstatutory Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 11, 2000).

(d)(xx)         Form of Stock Option Agreement.*

(g)             None.

(h)             None.











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* Previously filed.